Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Internet Capital Group, Inc.:
We consent to incorporation by reference in the registration statements (Nos. 333-34736, 333-76870, 333-76872 and 333-12608) on Form S-8 and the registration statement (no. 333-115702) on Form S-3 of Internet Capital Group, Inc. and subsidiaries of our reports dated March 17, 2008, with respect to the consolidated balance sheets of Internet Capital Group, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2007, related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Internet Capital Group, Inc.
Our report dated March 17, 2008 with respect to the consolidated balance sheets of Internet Capital Group, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2007 refers to Internet Capital Group, Inc.’s adoption of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 17, 2008